EXHIBIT 99.1

FOR IMMEDIATE RELEASE

 ChoiceOne Bank Names Adom J. Greenland Chief Financial Officer

Sparta, Michigan – January 4, 2022 – The Board of Directors of ChoiceOne Financial Services, Inc. (“ChoiceOne”, NASDAQ:COFS), the parent company of ChoiceOne Bank, announced effective January 1, 2022, Adom J. Greenland, who currently serves as Secretary and Chief Operating Officer of ChoiceOne and ChoiceOne Bank, will serve as Secretary, Chief Financial Officer and Treasurer of ChoiceOne and ChoiceOne Bank. Greenland replaced Thomas L. Lampen, Senior Vice President and Chief Financial Officer, upon his retirement effective December 31, 2021.

“It is with great pleasure that we announce the appointment of Adom to Secretary, Chief Financial Officer and Treasurer of ChoiceOne and ChoiceOne Bank,” said ChoiceOne CEO Kelly Potes. “Adom is a tremendous leader and his financial background and experience in bank operations including our recent mergers make him an excellent choice for our next CFO. At the same time, we will miss Tom’s daily presence and wise counsel as he helped lead ChoiceOne to significant growth and milestones as our Chief Financial Officer over the last 29 years. We wish Tom a happy and healthy retirement; it is certainly well-deserved.”

Greenland, a Certified Public Accountant, has been a Senior Vice President of ChoiceOne Bank since November 2015 and a Vice President of ChoiceOne Bank since 2013. He currently serves as Secretary and Chief Operating Officer. Prior to his employment with ChoiceOne, Greenland was a Senior Manager with PricewaterhouseCoopers, a global accounting and consulting firm.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank, named one of America's Best Banks by Newsweek, operates 35 offices in parts of Kent, Ottawa, Muskegon, Newaygo, Lapeer, St. Clair, Macomb, and Sanilac counties.  ChoiceOne is an approximately $2.1 billion-asset bank holding company making it the 10th largest bank holding company in Michigan based on asset size. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.com.

Contacts

Kelly Potes

ChoiceOne CEO

616-887-7366

kpotes@choiceone.com

Michael J. Burke, Jr.

ChoiceOne President

810.664.2977

michael.burke@choiceone.com

Source: ChoiceOne Financial Services

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